 Exhibit 99.1

F & M Bank Corp.---News and Financials
F & M BANK CORP. ANNOUNCES SECOND QUARTER EARNINGS AND DIVIDEND INCREASE

CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer	540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—July 25, 2017 —F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the quarter ending June 30, 2017.

Selected highlights for the quarter include:

●
Net income of $2.3;

●
Net interest margin of 4.51%;

●
Net interest income increased $533,000;

●
Return on Average Assets of 1.28% YTD;
.
Dean Withers, President and CEO, commented “We are pleased to announce second quarter earnings of $2.3 million, which is in line with the same period last year. Growth in loans held for investment totaled $12.4 million for the second quarter of 2017 and $38.3 million compared to the same period last year. Our net interest margin at 4.51% has been increasing due to a lessening reliance on lower yielding loans held for sale and continues to drive our results. Non-performing assets ticked slightly higher compared to year end 2016, but are below second quarter 2016.”

Withers stated, “On July 20, 2017 our Board of Directors declared a second quarter dividend of $.23 per share to common shareholders. This is an increase of $.01 over the prior quarter and $.03 over the prior year. Based on our most recent trade price of $29.45 per share this constitutes a 3.12% yield on an annualized basis. The dividend will be paid on August 17, 2017, to shareholders of record as of August 3, 2017.” Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, VBS Mortgage and VS Title, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F&M Bank Corp.
Key Statistics

	2017			2016
	Q2	Q1	YTD	Q2	Q1	YTD
Net Income (000's)	2,328	2,345	$4,673	$2,358	$2,090	$4,448
Net Income available to Common	2,223	2,241	$4,464	$2,231	$1,962	$4,193
Earnings per common share	0.68	0.68	$1.36	$0.68	$0.60	$1.28

Return on Average Assets	1.28%	1.29%	1.28%	1.35%	1.27%	1.30%
Return on Average Equity	10.48%	10.84%	10.60%	11.08%	10.07%	10.53%
Dividend Payout Ratio	34.07%	32.12%	32.98%	29.46%	31.81%	30.47%

Net Interest Margin	4.51%	4.39%	4.45%	4.37%	4.39%	4.39%
Yield on Average Earning Assets	5.08%	4.93%	5.01%	4.90%	4.91%	4.92%
Cost of Average Interest Bearing Liabilities	0.78%	0.77%	0.78%	0.75%	0.74%	0.75%
Net Interest Spread	4.30%	4.16%	4.23%	4.15%	4.17%	4.17%

Provision for Loan Losses (000's)	$-	$-	$-	$-	$-	$-
Net Charge-offs	$100	$227	$327	$671	$42	$713
Net Charge-offs as a % of Loans	0.07%	0.15%	0.11%	0.47%	0.03%	0.24%
Non-Performing Loans (000's)	$5,677	$5,091	$5,677	$5,545	$6,709	$5,545
Non-Performing Loans to Total Assets	0.76%	0.71%	0.76%	0.76%	0.98%	0.76%
Non-Performing Assets (000's)	$7,685	$7,184	$7,685	$8,331	$9,486	$8,331
Non-Performing Assets to Assets	1.03%	1.00%	1.03%	1.14%	1.38%	1.14%

Efficiency Ratio (NOTE: reflects change in subsidiary presentation)	63.65%	63.29%	63.47%	59.64%	63.59%	61.56%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

F & M Bank Corp.
Financial Highlights

	For Six Months Ended June 30,
INCOME STATEMENT	Unaudited 2017	Unaudited 2016
Interest and Dividend Income	$16,265,977	$15,577,974
Interest Expense	1,830,777	1,675,312
Net Interest Income	14,435,200	13,902,662
Non-Interest Income	3,927,500	2,581,020
Provision for Loan Losses	-	-
Other Non-Interest Expenses	11,971,269	10,413,184
Income Before Income Taxes	6,391,431	6,070,498
Provision for Income Taxes	1,686,480	1,532,648
Less Minority Interest income	31,786	90,173
Net Income	$4,673,165	$4,447,677
Dividend on preferred stock	208,686	255,000
Net Income available to common shareholders	$4,464,479	$4,192,677
Average Common Shares Outstanding	3,272,318	3,285,916
Net Income Per Common Share	1.36	1.28
Dividends Declared	.45	.39

BALANCE SHEET	Unaudited June 30, 2017	Unaudited June 30, 2016
Cash and Due from Banks	$7,875,821	$7,316,135
Interest Bearing Bank Deposits	614,644	1,275,061
Federal Funds Sold	3,174,000	-
Loans Held for Sale	51,766,953	98,074,001
Loans Held for Investment	603,434,882	565,135,623
Less Allowance for Loan Losses	(7,216,176)	(8,067,818)
Net Loans Held for Investment	596,218,706	557,067,805
Securities	39,106,847	25,014,203
Other Assets	45,505,787	41,290,701
Total Assets	$744,262,758	$730,037,906

Deposits	$536,486,237	$504,710,581
Short Term Debt	50,000,000	59,417,530
Long Term Debt	51,937,857	66,196,429
Other Liabilities	16,165,865	13,731,263
Total Liabilities	654,589,959	644,055,803
Preferred Stock	7,588,873	9,425,123
Common Equity	82,083,926	76,556,980
Stockholders’ Equity	89,672,799	85,982,103
Total Liabilities and Stockholders’ Equity	$744,262,758	$730,037,906
Book Value Per Common Share	$25.07	$23.20
Tangible Book Value Per Common Share	$24.95	$23.11

SOURCE:
F & M Bank Corp.
CONTACT:
Neil Hayslett, EVP/Chief Administrative Officer

540-896-8941 or NHayslett@FMBankVA.com

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